Exhibit 3.3

BTHC X, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 242 of the

Delaware General Corporation Law

BTHC X, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of Sections 103 and 242 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Certificate of Incorporation of the Corporation (as it may be amended, the “Certificate of Incorporation”) and Section 141(f) of the DGCL, the Board of Directors of the Corporation duly adopted resolutions on December 29, 2016 creating a series of 10,000,000 shares of preferred stock of the Corporation, designated as “Series A Convertible Preferred Stock,” and authorizing the directors and officers of the Corporation to execute and file this Certificate of Designation of Series A Convertible Preferred Stock of the Corporation (the “Certificate of Designation”) with the Secretary of State of the State of Delaware.

The designation and number of shares of the Series A Convertible Preferred Stock, and the voting and other powers, preferences and other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

Section 1.      Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock" means the Corporation’s common stock, par value $0.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Issuance Date” means the initial issuance date of the Series A Convertible Preferred Stock.

“Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Securities Act” means the Securities Act of 1933, as amended.

Section 2.       Designation and Amount; and Rank.

a)        Designation and Amount.  The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) and the number of shares so designated shall be ten million (10,000,000) shares (which shall not be subject to increase without the consent of a majority of the holders of the Series A Convertible Preferred Stock (each, a “Holder” and collectively, the “Holders”).

b)        Rank.  All shares of the Series A Convertible Preferred Stock shall rank (i) senior to the Common Stock and any class or series of capital stock of the Corporation hereafter created and not specifically ranking, by its terms, on par with, or senior to, the Series A Convertible Preferred Stock, (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series A Convertible Preferred Stock, provided that a majority of the Holders have consented to the creation of such class or series of capital stock, including the pari passu ranking of such class or series of capital stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Convertible Preferred Stock, provided that a majority of the Holders have consented to the creation of such class or series of capital stock, including the senior ranking of such class or series of capital stock, in each case as to distribution of assets at any time, including but not limited to upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. No other class or series of capital stock of the Corporation, other than the Common Stock, may provide voting rights to the holders thereof, unless a majority of the Holders have consented to the creation of such class or series of capital stock, including the voting rights of such class or series of capital stock.

Section 3.      Voting Rights. The Holder of each share of Series A Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock could be converted for purposes of determining the shares entitled to vote at any regular, annual or special meeting of stockholders of the Corporation, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class), and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall vote with the Common Stock, on an as converted basis. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Convertible Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

Section 4.        Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Series A Convertible Preferred Stock, an amount equal to the amount that such share of Series A Convertible Preferred Stock would be entitled to if it was converted into Common Stock immediately prior to such Liquidation (the “Liquidation Preference”) before any distribution or payment shall be made to the holders of any other class or series of stock of the Corporation that ranks junior to the Series A Convertible Preferred Stock, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder and the Holders shall be entitled to convert their shares of Series A Convertible Preferred Stock into Common Stock pursuant to Section 5 hereof at any time prior to the consummation of a Liquidation.

Section 5.       Conversion.

a)        Mandatory Conversion. At such time as the Corporation files an amendment (“Amendment”) to its Certificate of Incorporation with the Secretary of State of the State of Delaware effecting an increase in the authorized shares of the Common Stock to 450,000,000 (the “Increased Authorization”), then upon the filing and acceptance of the Amendment, whether by amendment or restatement, the applicable portion of the outstanding shares of Series A Convertible Preferred Stock will immediately and automatically convert into shares of Common Stock without any notice or action required on the part of the Corporation or the Holder (each a “Mandatory Conversion”). At the consummation of a Mandatory Conversion, the Holders of Series A Convertible Preferred Stock will be entitled to receive Common Stock at the conversion rate of 41.129815535 shares of fully paid and non-assessable Common Stock for each share of Series A Convertible Preferred Stock (“Conversion Rate”), subject to adjustment as provided below. Notwithstanding the foregoing, fractional shares will not be permitted and any fractional shares resulting from the above formula (after aggregating all shares into which shares of Series A Convertible Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

b)        Obligation; Penalty. The Corporation agrees that it shall in good faith, at such time as determined by the Board of Directors, take any and all such corporate action as may, in the opinion of its counsel, be necessary to effect the Increased Authorization, and to expeditiously effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock to shares of Common Stock, including, without limitation, using its reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation to achieve the foregoing.

c)       Conversion Procedure. The Corporation shall use commercially reasonable efforts to issue or cause its transfer agent to issue the Common Stock issuable upon a Mandatory Conversion as soon as practicable after such Mandatory Conversion. The Corporation shall bear the cost associated with the issuance of the Common Stock issuable upon a Mandatory Conversion. The Common Stock issuable upon a Mandatory Conversion shall be issued with a restrictive legend indicating that it was issued in a transaction which is exempt from registration under the Securities Act and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock issuable upon a Mandatory Conversion shall be issued in the same name as the Holder of the Series A Convertible Preferred Stock unless, in the opinion of counsel to the Corporation, a change of name and such transfer can be made in compliance with applicable securities laws. The person in whose name the certificates of Common Stock are so recorded and other securities issuable upon a Mandatory Conversion shall be treated as a common stockholder of the Corporation at the close of business on the date of such Mandatory Conversion. The certificates representing the Series A Convertible Preferred Stock converted in a Mandatory Conversion shall be automatically cancelled, on the date of such Mandatory Conversion.

d)       Transfer Taxes.   The issuance of certificates for shares of  Common Stock upon conversion of the Series A Convertible Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Convertible Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(e)       Notwithstanding anything else herein to the contrary, the provisions of Section 5(a) and 5(c) may not be amended without the approval of all of the outstanding shares of Series A Convertible Preferred Stock,

Section 6.       Certain Adjustments.

a)        Stock Dividends and Stock Splits.  If the Corporation, at any time while the Series A Convertible Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to this Series A Convertible Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Holders shall receive, upon conversion, the number of shares of Common Stock such Holder would have been entitled to receive assuming such Holder converted such Series A Convertible Preferred Stock immediately prior to the applicable event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)        Pro Rata Distributions. If the Corporation, at any time while Series A Convertible Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case, the Holders shall receive, upon conversion, the number of shares of Common Stock or other property such Holder would have been entitled to receive assuming such Holder converted such Series A Convertible Preferred Stock immediately prior to the applicable event. The adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

c)        Calculations.   All calculations under this Section shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

d)        Notice to Holders; Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to this Section 6 or Section 5(b), the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 7.       Miscellaneous.

a)       Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall  be  in  writing  and  delivered  personally,  by  facsimile,  by electronic mail (email) or sent  by  a nationally recognized overnight courier service, addressed to the Corporation.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, electronic mail (email), or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number, electronic mail (email) address or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number, electronic mail (email) address, or address appears, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified, or electronic mail (email) at the electronic mail (email) address specified prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified or electronic mail (email) at the electronic mail (email) address specified later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given

b)        Lost or Mutilated Series A Convertible Preferred Stock Certificate.   If a Holder’s Series A Convertible Preferred Stock  certificate shall  be  mutilated,  lost,  stolen  or  destroyed,  the  Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Convertible Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

c)       Transfer and Assignment.  The rights of each Holder hereunder shall be automatically assignable by each Holder to any Person (other than a known competitor of the Corporation) of all or a portion of the Series A Convertible Preferred Stock if: (i) the Holder agrees in writing with the transferee  or  assignee  to  assign  such  rights,  and  a  copy  of  such agreement is furnished to the Corporation within a reasonable time after such assignment, (ii) the Corporation is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and  (b)  the  number  of  shares  of  Preferred  Stock  with  respect  to  which  are  being transferred or assigned, and (iii) following such transfer or assignment the further disposition of such Series A Convertible Preferred Stock is restricted under the Securities Act and applicable state securities laws.  The rights to transfer and assign the Series A Convertible Preferred Stock shall apply to the Holders and their successors and assigns.

d)       Return of Status as Authorized Shares. Upon a Mandatory Conversion or any other extinguishment of the Series A Convertible Preferred Stock, the shares converted or extinguished will be automatically returned to the status of authorized and unissued shares of Preferred Stock, available for future designation and issuance pursuant to the terms of the Certificate of Incorporation.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 8th day of February, 2017.

BTHC X, INC.

By:	/s/ George Syllantavos
Name:	George Syllantavos
Title:	Chief Executive Officer

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